Exhibit 99.1

CONTACT: Robert G. Kuhbach Vice President Finance & Chief Financial Officer (212) 922-1640	READ IT ON THE WEB www.dovercorporation.com April 27, 2006
DOVER REPORTS FIRST QUARTER 2006 RESULTS
New York, New York, April 27, 2006 — Dover Corporation (NYSE: DOV) announced that for the first quarter ended March 31, 2006, it had earnings from continuing operations of $133.5 million or $0.65 diluted earnings per share (“EPS”), compared to $95.4 million or $0.47 EPS from continuing operations in the prior-year period, representing an increase of 40%. Revenue for the first quarter of 2006 was a record $1,668.4 million, an increase of 22% over the prior-year period. Earnings from continuing operations for the first quarter of 2006 included $0.025 EPS related to the expensing of stock options and appreciation rights.
Net earnings for the first quarter of 2006 were $203.8 million or $0.99 EPS, including earnings from discontinued operations of $70.3 million or $0.34 EPS, compared to net earnings of $98.1 million or $0.48 EPS for the same period of 2005, which included earnings from discontinued operations of $2.7 million or $0.01 EPS. The increase in earnings from discontinued operations for the first quarter of 2006 included a gain on the previously announced sale of Tranter PHE of approximately $85.1 million, net of tax, partially offset by impairments related to businesses discontinued during the quarter of approximately $14.4 million, net of tax, and a loss related to a business sold in the Electronics segment of $2.2 million, net of tax.
During the three months ended March 31, 2006, the Company discontinued and sold one business in the Electronics segment and discontinued one operating company in the Resources segment, which is comprised of two businesses. For the quarter ended March 31, 2006, these businesses had revenue of $14.7 million and no impact on operating earnings, excluding gains/losses on sales and write-offs. All continuing operations information has been restated to reflect the discontinuance of these companies.
Commenting on the Company’s results and the current outlook, Dover’s Chief Executive Officer and President, Ronald L. Hoffman, said: “Dover had a great first quarter as all of our segments showed positive improvements in revenue, earnings and margins. The internal performance improvements and increased sales resulted in 24.2% operating leverage. We are particularly pleased with our strong organic revenue growth of 16.3%, with acquisitions contributing 7.4% towards the total revenue increase. Record bookings and backlog were both up double digits compared to last year and were very broadly dispersed among all our segments. Quarterly free cash flow of $73.5 million was much improved over the prior year period, reflecting our emphasis on “Performance Counts” and the five metrics. Based on continued strength in the broad industrial markets we serve, as well as our acquisition pipeline, we feel good about the second quarter and optimistic about 2006 being another year of strong performance.”

Dover will host a Webcast of its first quarter 2006 conference call at 9:00 AM Eastern Time on Friday, April 28, 2006. The Webcast can be accessed at the Dover Corporation website at www.dovercorporation.com. The conference call will also be made available for replay on the website and additional information on Dover’s first quarter 2006 results and its operating companies can also be found on the Company website and in the Company’s Form 10-Q filed after this release.
Dover Corporation makes information available to the public, orally and in writing, which may use words like “expects”, “believes”, “indicates,” “suggests,” and “should,” which are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements regarding future events and the performance of Dover Corporation that involve risks and uncertainties that could cause actual results to differ materially from current expectations, including, but not limited to, failure to achieve expected synergies, the impact of continued events in the Middle East on the worldwide economy, economic conditions, increases in the cost of raw materials, changes in customer demand, increased competition in the markets served by Dover Corporation’s operating companies, the impact of natural disasters, such as hurricanes, and their effect on global energy markets and other risks. Dover Corporation refers you to the documents that it files from time to time with the Securities and Exchange Commission, such as its reports on Form 10-K, Form 10-Q and Form 8-K, which contain additional important factors that could cause its actual results to differ from its current expectations and from the forward-looking statements contained in this press release.
TABLES FOLLOW

DOVER CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited) (in thousands, except per share figures)

DOVER CORPORATION
MARKET SEGMENT RESULTS
(unaudited)

DOVER CORPORATION
QUARTERLY MARKET SEGMENT INFORMATION (1)
(unaudited) (In thousands)

(1)	Excludes discontinued operations

QUARTERLY MARKET SEGMENT INFORMATION (continued) (1)
(unaudited) (In thousands)

(1)	Excludes discontinued operations.
QUARTERLY EPS & EARNINGS
(unaudited) (in thousands)